EXHIBIT 10.10

                              SERVICE AGREEMENT

      THIS AGREEMENT is made this 19th day of August, 1996 by and between Innovative Telecom Corporation, a Delaware corporation having its principal office at 2 Harrison Street, Nashua, New Hampshire 03060 (hereinafter "Innovative") and Computer Telephone Corporation, a Massachusetts corporation having its principal office at 360 Second Avenue, Waltham, Massachusetts 02154 (hereafter "Client").

      WHEREAS, Client desires to purchase certain telecommunications services from Innovative as described herein;

      NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which both parties acknowledge, the parties agree as follows:

1.    SERVICES

      During the term of this Agreement Innovative shall provide the following services (the "Services") to and for the benefit of Client:

      A. In General. Innovative shall provide prepaid transaction services (the "Services") for Client, at Innovative's facilities located in New York, New York. Services are described herein, and in detail in Exhibit A, attached hereto and made a part hereof.

      The Services involve receiving local, long distance or international calls from Client's customers via Client's carrier facilities, performing prepaid transaction processing services on those calls, and presenting those calls for completion via Client's designated local, long distance or international carriers.

      Optional International Termination Service. Client may enter into an agreement with any carrier or carriers of its choosing for the provision of international telecommunications services. Innovative shall provide Services with respect to Client's international calls using such carrier or carriers in the same manner and for the same rates for domestic calls as specified in Exhibit A. In the event that Client chooses to use Innovative as a carrier for international telecommunications services, the-parties shall enter into a separate agreement governing the rates, terms and conditions of such service.

      Intellectual Property. All services and systems provided by INNOVATIVE, including Services provided pursuant to Work Orders as described herein, shall be proprietary to INNOVATIVE, and INNOVATIVE shall retain total intellectual property rights in all Services provided in connection with this Agreement.

      B.    Responsibilities of the Parties.

      This Agreement contains exclusivity and non-compete provisions (see
Section 2).
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      1.    Innovative.  Innovative's switching services will be available 7 days per week, 24 hours per day, 365 days per year. Innovative shall meet the quality standards described in Exhibit A, and shall provide all services as further describe in Exhibit A. Services shall be provided in a good and workmanlike manner.

            Carrier Management. The parties shall cooperate to facilitate Innovative's provision of Carrier management, as more fully described in Exhibit A.

            Call Records. INNOVATIVE will capture Call Detail Records hereinafter "CDR" for each of Client's calls entering and exiting INNOVATIVE's equipment. CDR will be stored at the switching location and transferred to a location designated by Client.

      2. Client. Except as provided in Exhibit A, Section 4, all circuit connections to and from Innovative's equipment are the responsibility of Client. Long distance access in sufficient capacity according to Client's quarterly forecasts will be provided by Client to at Client's expense, in consultation with Innovative. Client must provide a single point of contact with adequate technical qualifications to communication with Innovative's technical support personnel.

            Tariffs, Taxes. As further defined in Section 3E, Client is responsible for all state, federal and any required foreign tariffing requirements, and for payment of all telecommunications, sales and use taxes in connection with the Services. Except as described in Exhibit A, Section 4, Client is also responsible for all data-lines and carrier access transport, local carrier connections, and for providing the unique 800 access number for the prepaid services.

            CDR. Client will provide data line connection to Client's location and computer equipment to capture the CDR from INNOVATIVE's switch.

      B. Pricing. Client shall be billed for prepaid transaction services, and live operator services if needed, and for Service Enhancements under this Agreement.

      C. Statements. Innovative shall provide billing statements to Client including total billable minutes, for each category of the Services described in Exhibit A. Each billing statement shall describe activity for the previous billing period.

      D. Service Enhancements. Enhancements to Innovative's services are described in Work Orders which signed by both parties, specifying the required enhancements to Innovative's base platform. Such Work orders, if needed to provide the Services, are appended to Exhibit A, and are a part thereof. In the future, further Service Enhancements shall take the form of additional










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Work Orders.  Terms of payment pertaining to the changes specified in such
Work Order are defined in each such Work Order. Prices for underlying Services may be changed in the future if changes or enhancements increase the cost of providing Services. No patent, copyright or other proprietary or intellectual property rights will be transferred to Client for any work done hereunder, including under Work Orders.

      Additional Enhancements. Client agrees to purchase Services under Statements of Work for the implementation of standard post-paid telephone calling card, or standard 1+ long distance "MTS" services, or other enhancements as agreed by the parties. Client agrees to make advance payments against completion of such Statements of Work, payable upon the signing of such Statements of Work by both parties, and as further described in Exhibit
A. Any carrier functions provided by Innovative shall be dealt with under a separate agreement.

2.    TERM, TERMINATION, EXCLUSIVITY, NON-COMPETITION, RIGHT OF
      REFUSAL

      A. Term. This Agreement shall be effective on the date shown above for a Term of 42 months.

      B. Termination. Client may terminate at any time on sixty (60) days written notice, subject to the provisions of C and D below. In addition, Client may terminate this Agreement free of those provisions, on 60 days written notice to Innovative, in the event Innovative raises its prices under
Section 3G, such that aggregate billing to Client is increased by more than 158 in any 12 month period, if all increases during the period were applied to the last month of the period.

      C. Exclusivity, Non-Competition. For a period of 18 months following the effective date of this Agreement (the "Exclusivity and Non-compete Period"), Client hereby agrees to purchase prepaid calling services through Innovative exclusively if at all, and directly or indirectly through no other. The parties agree that this provision is a material inducement to Innovative's entering into this Agreement, and is consideration for Innovative's substantial initial investment required to serve Client, which.investment is not wholly covered by the initial set-up fees quoted herein. The sole exceptions to this duty of exclusivity-and non-competition shall be (i) in the event of termination following Innovative's uncured material Default, or (ii) in the event of allowed termination following price changes as described above. For purposes of this Section and Section D below, prepaid calling card services are defined as any performance of the real-time debit function.

      D. Right of First Refusal. For the period beginning with the end of the Exclusivity and Non-compete Period defined in Section C above, and ending 42 months after the effective date of this Agreement, Client shall offer




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Innovative a right of first  refusal on any purchase of prepaid calling services from third parties, on the same terms as that offered to such third parties. The sole exceptions to this right of first refusal shall be the exceptions number (i) and (ii) described in C above.

3     PRICE AND PAYMENT

      A. Invoices. Innovative shall invoice Client in accordance with the prices set forth in Exhibit A.

      B. Timing. Innovative shall invoice Client according to the schedule appearing in Exhibit A. Client shall pay each invoice within the time frames set forth. Innovative shall notify Client of all invoices not paid within such time, and Client shall have five (5) days after receipt of such notice to pay such invoices ("Grace Period").

C. Disputes. If any dispute exists with respect to the amount, Client shall pay the undisputed amount to Innovative, and provide Innovative with a written memorandum specifying the disputed portion of the invoiced amount and the basis for such dispute. Client and Innovative each agree that they shall discuss in good faith and resolve any such disputes if possible within ten
(10) days of receipt by of the written memorandum.

      D. Definition of Late Payments. Payments of any invoiced amount received after the five (5) day Grace Period shall be considered late payments, and interest shall begin accruing as of the sixth day following the receipt of notice. Failure to pay such amounts during the Grace Period, in addition to triggering the accrual of interest, shall be an Event of Default under this Agreement.

      E. Taxes. Except as otherwise provided herein, the prices which shall be paid by Client under this Agreement do not include any state or local sales taxes. It is the responsibility of Client or Client's agents to collect such taxes as may be required, except as explicitly provided herein, and Client shall reimburse Innovative for applicable sales or use taxes. Client shall be responsible for all telecommunications taxes.

      F. Interest. Payments are deemed paid when received by Innovative. Past due amounts shall bear interest at the rate of 1.5% per month or the maximum allowed by applicable law, whichever is less. Client shall pay all costs of collection.

      G. Price Changes. Innovative may change its prices after 12 months, on 90 days' written notice to Client. Such price changes may affect Client's right to terminate this Agreement as described in Section 2.



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4.    WARRANTY

      A.    Innovative hereby represents, warrants and agrees as follows:

      1. Innovative warrants that it owns or has rights to systems and equipment adequate to provide Services as specified herein, and that it shall provide services without substantial and material deviation from those described herein.

      2. Because regulation of telecommunications services changes rapidly, Innovative makes no warranty that its Services will be deemed in conformity with state or federal laws or regulations. In the event that filings or other actions are required by agencies to continue the Services, Innovative will make all reasonable efforts to promptly conform to such requests.

      3. This Agreement is a legal, valid and binding obligation of Innovative and is and shall remain enforceable against Innovative in accordance with its terms. Innovative is a corporation duly organized and validly existing in good standing under the laws of Delaware.

      B. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, Innovative MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, TO CLIENT, ANY CONSUMER OR OTHER PERSON RELATING TO MATTERS ADDRESSED IN THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, ANY WARRANTIES REGARDING THE MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OF THE SERVICES.

      C. Limitations of Warranty. This Warranty shall not apply, and Innovative shall have no liability for any harm to Client in the event that a failure is the result of Client's negligence, or misuse or abuse of the Services. Client shall notify its customers of the limitations of Innovative's liability as set forth in this Agreement. Client shall hold Innovative harmless against any expense, judgment or loss as a result of Client's failure to notify its customers of Innovative's limited liability or as a result of any other act or omission of Client. This warranty shall terminate upon termination of this Agreement or the cessation of the provision of Services by Innovative to Client.

5.    DEFAULT

      A. Event of Default Defined. It shall constitute an "Event of Default" hereunder upon the occurrence of any one or more of the following:

      1. Client. With respect to Client, upon Client's failure to pay any invoiced amount during the Grace Period as defined above, or any other material breach of this Agreement which remains uncured for 30 days following



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receipt of notice of the breach by the other party.

      2. Innovative. With respect to Innovative, if Service is interrupted for forty-eight (48) continuous hours after written notice by Client to Innovative of the interruption (a "Material Interruption"), or any other material breach of this Agreement which remains uncured for 30 days following receipt of notice of the breach by the other party.

      3.    Either Party.  With respect to either party, if such party either
(i) files a petition under the United States Bankruptcy Code or is adjudicated a bankrupt, or (ii) a petition in bankruptcy is filed against such party and not discharged within thirty (30) days of such filing, or (iii) such party becomes insolvent or makes an assignment for the benefit of its creditors or any arrangement pursuant to any bankruptcy law, or (iv) such party discontinues its business or a receiver is appointed for it or its business, or (v) such party takes steps to liquidate, reorganize or otherwise dissolve.

      B. Remedies. Upon the occurrence of any Event of Default hereunder, then, as to the party who was not in breach (the "Aggrieved Party"), the following constitute the Aggrieved Party's exclusive remedies:

      1. Termination. The Aggrieved Party may terminate this Agreement, and all of its unaccrued obligations hereunder.

      2. Damages, etc. The Aggrieved Party may proceed by alternative dispute resolution to enforce performance or to recover damages;

      3. Right of Cure. In all cases involving termination for breach, a breaching party may avoid termination and liability for damages by curing such default within the time frames specified in 5.A. above. In all cases, the time periods shall be measured from the breaching Party's receipt of the notice of breach from the Aggrieved Party. In the case of breaches allowing a 30 day cute period, the breaching party shall provide, within 5 days of -receipt of the Aggrieved Party's notice, a written motion to cure describing the steps to be taken to cure the breach.

      4     Additional Limitation as to Certain Interruptions.  Except for
Innovative's gross negligence or wilful misconduct, Client's right to terminate shall be its exclusive remedy. Innovative shall not be responsible for costs associated with obtaining substitute services.

6.    INDEMNIFICATION, LIMITATION OF LIABILITY

      A. Indemnification. Except as otherwise stated in Section 5, DEFAULT, each party to this Agreement hereby agrees to



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indemnify, defend and otherwise hold the other harmless from and against all suits, claims and any other losses (any of the foregoing, a "Loss"), including but not limited to attorneys' fees, that arise from or are in any way related to the Services or this Agreement, but only to the extent that such loss results directly from the negligence, willful misconduct or Event of Default of or by the party obligated to indemnify, and does not result proximately from the negligence or willful misconduct or Event of Default of or by the party seeking indemnification. In the event a party receives notice of any action or event which would give rise to the indemnification obligations contained herein, such party shall within twenty (20) days of receipt of such notice, notify the other of the occurrence of such action or event, as the case may be; provided, however, that the indemnitor's failure to receive such notice shall not relieve it of its obligation to provide such indemnity except to the extent such failure prejudices the indemnitor's ability to avoid liability under this Section 6. Upon receipt of such notice, the indemnifying party shall immediately take all actions necessary to protect the indemnitee's interests and to defend, settle or otherwise resolve such Loss.

      B. Limitation on Liability. All other provisions in this Agreement notwithstanding, liability of Innovative under this Agreement shall be limited to the greater of the total amount billed by Innovative for Services to Client in the one (1) month prior to an Event of Default, or the total amount of disputed invoices. Client must notify Innovative within 60 days of receipt of any invoice, for purposes of including the invoice amount under this section B.

7.    COMPETITION, NONDISCLOSURE

      A. ComPetition. Either party may provide or procure similar services to or from any third party or parties except as provided under Section 2.

      B. Nondisclosure. Neither party shall directly or indirectly divulge or communicate, to any other entity, any information concerning any matters affecting or relating to the business of the other party. This nondisclosure section applies but is not limited to customer lists, credit classifications, records, statistics, the identity of any of the customers of the party, pricing, methods of operation, or other data. The parties hereto stipulate that as between them, this information is important, material and confidential and gravely affects the success of the business of the parties. Any breach of the terms of this non disclosure section shall be a material breach of this Agreement. This non-disclosure section shall survive the termination of the business relationship between the parties for any reason.

C.    Promotion.  The parties may disclose the existence and general nature of



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this contractual relationship for marketing purposes.  The disclosing party shall, prior to such disclosure, provide the other party with a copy, and obtain written permission to make such disclosure. Such permission shall not be unreasonably delayed or withheld.

8.    ASSIGNMENT

      This Agreement and the Services provided hereunder may not be assigned by either Party, unless the express written consent of the other party has been obtained prior to any assignment, and such consent shall not be unreasonably delayed or withheld.

9.    NOTICES

      Any notice hereunder shall be in writing to the addresses first shown above, and shall be effective when received by the Parties hereto, or on the business day following postmark for delivery via United States Postal Service Express Mail, return receipt requested at the time designated by the Postal Service for delivery, whichever occurs first.

10.   CUMULATIVE RIGHTS

      The rights and remedies reserved to the parties herein are cumulative and in addition to any further rights and remedies available at law or in equity.

11.   GOVERNING LAWS AND ALTERNATIVE DISPUTE RESOLUTION

      This Agreement shall be deemed to have been entered into in the state of New Hampshire and shall be governed by, construed and interpreted in accordance with the laws of the State of New Hampshire. If a dispute arises between the parties about the performance of this Agreement, Innovative and Client shall attempt in good faith to resolve or cure the dispute by mutual -agreement before initiating legal action to enforce any rights or remedies hereunder. If the parties cannot resolve the matter by discussion, they will engage in nonbinding mediation within ten (10) working days. If the matter cannot be resolved by mediation within 30 days, the parties will select one
(1) arbitrator, in accordance with the then-existing expedited commercial dispute resolution procedures of the American Arbitration Association. The binding arbitration shall be held in Boston, Massachusetts. The arbitrators shall render their decision in less than thirty (30) days after their selection in a ruling that sets forth the specific factual findings and, if applicable, legal conditions on which the decision is based.



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12.   MERGER

      This Agreement, together with any exhibits or attachments hereto, and any subsequent amendments hereto, and nondisclosure agreements entered into between the parties, contains the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations and representations by or between them, whether oral or written, and all prior or contemporaneous agreements, whether oral or written. This Agreement may be amended from time to time by mutual written agreement of both parties. The headings used in this Agreement are for the convenience of the parties and are not deemed to be part of this Agreement.

13.SEVERABILITY

      If any portion of this Agreement is found to be invalid or unenforceable, the parties agree that the remaining portions shall remain in effect. If one portion limiting liability is found unenforceable, remaining portions limiting liability shall remain in effect. The parties further agree that in the event such invalid or unenforceable portion is an essential part of this Agreement, it shall be replaced with one which most nearly reflects the intentions of the parties as expressed in the portion.

      14    WAIVER

      No delay or omission to exercise any right or remedy accruing to Innovative or Client hereunder upon any breach or breaches or event of default or defaults by Innovative or Client shall impair any right or remedy on subsequent breach or default.

      15.SCOPE

      Nothing contained herein shall be construed to constitute the parties hereto as partners, joint venturers or as agents of each other, but the relationship shall be one of independent contractors with Innovative providing the Services described hereunder to Client for the considerations set forth in this Agreement and any attachments hereto.

16.   BENEFIT

      This Agreement and the Services to be rendered hereunder are solely for the benefit of the parties hereto, their successors and assigns. No third person shall acquire any rights or claims, by reason of or under this Agreement, except as both parties hereto shall agree in writing, or in cases where substantially all of the assets of a party are purchased by another party.



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17.  FORCE MAJEURE

      No default in performance of any obligation hereunder shall constitute an event of default or a breach of this Agreement, to the extent that such failure to perform, delay or default arises out of a cause that is beyond the reasonable control and without negligence of the party otherwise chargeable with such default, including, but not limited to acts of God, interruption of power, utility, transportation or communications services, action of civil or military authority, sabotage, national emergencies or catastrophe. Either party desiring to rely upon any of the foregoing as an excuse for default shall give to the other party prompt written notice of the facts which constitute such excuse, and when such excuse ceases to exist, prompt notice thereof to the other party. This Section shall in no way limit the right of either party to make any claim against any third party for any damages suffered due to said causes.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective executive officers being hereunto duly authorized.

Innovative:                         Client:

By: /s/ Mark A. Tubinis             By: /s/ Steven P. Milton

Name: Mark A. Tubinis               Name: Steven P. Milton

Title: President                    Title: President

Date:  8/20/96                      Date:  8/20/96












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            Exhibit A - Description and Pricing of Services

Invoices are payable within 15 days from receipt. Facsimile transmission shall be acceptable. Invoices shall be issued twice monthly. The period between invoices shall be referred to as the "Billing Cycle." Service shall be available within 60 days of contract signing.

1.    Transaction Processing.

      Innovative will install switches as required for Client's long distance and prepaid card services.

      Features. Features include standard prepaid phone card call flow (attached), English and Spanish prompts and operators, switching and database transaction processing, branded product announcement (if desired), value remaining messages balance transfer, language selection, repeat calling, barge-in, time-out or zero-out live to operator, balance announcements, and call rating announcements.

      Quality Standards; Network. Innovative shall engineer the network in conjunction with input from Client to adhere to a P.01 grade of service level, to meet Client's volume forecasts. Innovative shall provide data to Client such that both parties may analyze incoming and outgoing traffic patterns, and make facilities procurement decisions to work towards a non-blocking configuration, based on Client's terminating location-specific monthly traffic forecasts. This data shall be included as part of the Reports selected by Client. Client and Innovative recognize the importance of traffic monitoring and the inherent difficulties in achieving efficient network configurations to accommodate changing traffic usage and destination patterns.

      Quality Standards; Platform. The platform(s) shall be available to process all presented and fully entered transactions to a standard of 99.0% operability as measured over each month.

      Pricing. Prepaid Transaction Processing Services shall be performed.for a price of $0.0095 per answered minute billed to consumers, one minute minimum, each call rounded up to the nearest full minute.

If Client does not incur billing for at least 25,000,000 minutes in total through January 31, 1998, this pricing shall be replaced by the revised stepped pricing schedule below, as of February 1, 1998:

            Monthly Billed Minutes       Per Minute Rate
                    0 - 5,000,000              $0.0200
           5,000,001 - 10,000,000              $0.0150
          10,000,001 and over                  $0.0095

2.    Customer Care.

      Innovative will provide 24 hour, 7 day per week live customer care, at a price of $0.75 per live operator call minute, one minute minimum, each subsequent minute rounded up to the next higher 0.10 minute (six second) increment.

3.    Number Generation, PIN Expiration Activation Deposit.

      Innovative will provide Client with unique PIN numbers and load these numbers into the Client-allocated prepaid calling card centralized database maintained by Innovative.

      PIN Lifetime. Innovative will generate PIN numbers in batches as requested by Client and will maintain these numbers on the database until card expiration, or 24 months following PIN loading, whichever occurs first. The price for this service is per PIN loaded for immediate or later activation.

Order Frequency. Client must notify Innovative in writing 7 days in advance of requested delivery time for PINs.

      ExPiration. PINs shall expire on a date certain; all cards or other materials shall disclose this date. Expired PINs may be deleted from Innovative's records.

      Price Per PIN Order. PIN orders equal to or in excess of 250,000 PINs will be billed at $0.010 per PIN. All other PIN orders shall be billed at $0.020 per PIN with a minimum order of $250.00.

4.  Call Flow, Reports, Carrier Management Technical Support

      Innovative will manage Client's carrier relations and local loop requirements as part of their services to Client, as well as provide technical support for Client's carriers, carrier connections and clients.

      Call Flow. Innovative will provide its standard call flow (attached) as modified with Client's customized greetings. Other changes to the standard call flow or rate structure besides Client's initial customized greetings shall be pursuant to Work Orders.

      Additional Lunacies. For additional languages beyond Spanish and English, Work Orders may include costs of operator services procurement and training.

      RePorts. Innovative will provide up to 10 standard reports, including a liability report, and a facilities occupancy report, at no extra charge. Additional or modified reports will be pursuant to Work Order and additional monthly charges as quoted. Additionally, CDR shall be provided every three months on diskette or via modem.

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      CDR.  Alternatively, Innovative shall provide raw Call Detail Records
(CDR) as a data feed to Client's equipment. Client will be responsible for data line connections from Innovative to Client in order to transfer CDR, and shall provide its own equipment to receive the transfers of CDR from Innovative. Innovative's work to make Client's systems compatible with

Innovative's shall be performed under a Work Order, if needed.

      Innovative shall retain archives of CDR for 3 months after providing same.

      In addition, Innovative shall provide CDR on demand, by the end of the second business day following a request, for an additional charge of $125.00 per request.

      Carrier Management. Innovative will manage Client's carrier connections to and from its switching facilities. Services will include configuring and wiring of new facilities, moves, adds, and changes, routine testing, carrier trouble shooting and emergency service for up to 40 hours per month, provided during weekdays (except holidays). For services over 40 hours per month, or for services performed during evenings, weekends or holidays, a surcharge of
575.00 per hour shall apply.

      Innovative shall provide Reports to Client to facilitate the making of decisions as to configuration, timing and quantity issues, for Client's installation of carrier facilities to be connected to Innovative's switching platform. Client shall provide required assistance in the form of quarterly traffic forecasts.

      The parties desire both efficient use of switch trucking capacity, and the ability to utilize multiple carriers each with varying traffic and destination patterns. As of the date of this Amendment, the parties have agreed upon a platform and network configuration designed to best and most efficiently accommodate these two desires. Client acknowledges that successful implementation also requires ongoing cooperation and joint efforts to apply Client's accurate destination-specific traffic forecasts to issues of carrier trucking allocation, installation and configuration.

Technical SupPort. In case of an emergency service call for Client's carriers, Innovative's will respond within 4 hours of notification by Client or its representatives.

      Innovative will provide 24 hour technical support and system back up-and rerouting support. Innovative will also provide activation support and card printing support.

      Least cost routing may be provided at Client's option pursuant to a Work Order.

      Innovative shall have the authority to respond to all subpoena's and similar orders issued by local, state, federal and government agency officials. Each request will be filled for a $125.00 fee per request.

      Price: $50.00 per DS1 connected to Innovative's platform for all services described in this Section 4. A minimum monthly charge of $3,000 ("take or pay") will apply until this Agreement expires or is otherwise terminated.

5.    Initial DePosit; SetuP Fee, PrePaid Software Engineering.

      Client shall pay, upon contract signing, a deposit of $50,000, which shall be applied to all billing under 1 through 4 above, as incurred.

      Client shall also pay, upon contract signing, a non-refundable setup fee of $80,000 partially offsetting Innovative's startup expenses associated with establishment of the prepaid program for Client. If Client is billed for 25,000,000 minutes or more in total during the first 18 months of this Agreement, Innovative, shall issue Client, with the next monthly invoice, a credit for $20,000, applicable to any and all future billing from that point forward.

      Upon contract signing Client shall also pre-pay $20,000 representing a non-refundable initial prepayment against Work Orders (as described in Section
6), for custom software development involving standard-billed calling card services, or the implementation of standard measured toll service "MTS" for Client, or other services. These Work orders will be performed within the first 12 months of this Agreement, covering these contemplated expedited enhancements to the Services.

6.    Statements of Work.

      For custom alterations beyond capabilities described herein, Client will submit a Work Order, to be separately negotiated and signed by both parties. Changes to Services not within the scope of this Agreement, and other non-routine items shall require a Work Order.

      Price: Work Orders will be carried out at the following hourly rates:

            Senior Level Management Support                $145.00
            Engineering Development (Software)             $135.00
            Technical Support, Installation Support        $120.00
            Program Management and Marketing Support $100.00

Innovative will invoice Client upon completion of the Service described in the Statement of Work, unless progress payments or other terms are specified therein.

7.    Quarterly Capacity Forecast, Addition of Additional Capacity

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      Innovative and Client will both monitor network traffic levels.  Client will submit a written forecast, broken out by region, to Innovative 45 days prior to each calendar quarter, applicable to the upcoming calendar quarter. Innovative will add additional switching capacity, and work with Client to determine needed carrier facilities, as required in connection with Client's forecasted volume levels. Client recognizes that capacity upgrades may require up to 90 days from receipt of the Forecast.

      Client must provide 90 days advance notice of initiation of programs, promotions or other events which impact volume levels. Client will provide copies of all applicable publicity, and examples of all printed materials seen by end users.

8.    Fulfillment

      Upon request, Innovative will provide fulfillment as per the attached Fulfillment Services description.

      Point of Sale activation and inventory system shall be made available under a Statement of Work.
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                        FULFILLMENT SERVICES

Innovative will provide, at CTC's option, the following Telecard and point of sale material fulfillment services:

      1.    General Description of Fulfillment Services

            a) Fulfillment System. Innovative will maintain a computerized fulfillment system to process card and POS materials fulfillment orders, generate invoices and packing slips to CTC's distributors, monitor perpetual inventory and monitor account balances due from customers.

            b) Warehousing and Inventory. Innovative will warehouse up to 2,000,000 cards and provide up to 500 square feet of rack storage space for point of sale materials.

            c) CTC's Responsibility. CTC shall be responsible for providing Innovative with its credit policies in writing, providing bank accounts into which Innovative may make direct deposits, and shall bear all financial responsibility for returns, customers credits, and bad debt. CTC shall also provide Master Card/Visa merchant account for fulfillment, the 800 line for fulfillment order taking, fax machines and blank invoices, paper, packaging materials, cards and point of sale material.

2.    Fulfillment Order Entry

      Innovative will enter fulfillment orders received by telephone or fax for established accounts, and Master Card/VISA. Innovative shall have the right to issue credits and refunds.

      Price.  $2.75 per order.

3.    Fulfillment

      Innovative will fill orders within 72 hours of receipt via UPS.

      Price. $3.25 per order plus postage (UPS) for orders up to 100 cards or POS pieces. Quantities of over 100 cards will be billed at $3.00, plus an additional $0.03 per card.

4.  Billing and Collection

   - Innovative will invoice customers for all shipped orders within 72 hours from shipment.

   - Innovative will provide weekly sales reports and monthly perpetual inventory reports.

    - Innovative will establish accounts on the fulfillment system for wholesale customers.

    - Innovative will perform credit checking functions, shall call customers requesting payments due, and utilize other escalation procedures, all in accordance with CTC's credit policies.

    Price. Credit Application Processing - $50.00 per account, plus any out of pocket credit reference-related expenses (Dun & Bradstreet, etc.)

        Billing - $2.00 per invoice, plus postage.
        Collection Services - $3.00 per call made or letter written, plus postage.

5.    Activation (other than Batch Activations)

    Card activation shall be done via touch tone system to be created under a Work Order. CTC shall provide the 800 line.

    Price.  $0.02 per card activated.

6.    Minimum Billing

    The services described above shall amount to at least $2,500 per month, excluding postage. CTC shall be billed for any shortfall occurring in any month (no carry-forward).